Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of the 2nd day of March, 2017 (the “Effective Date”), by and among Tim Storer (“Executive”), A. H. Belo Corporation, a Delaware corporation (the “Company”), and (solely for purposes of Sections 8(a)(i) and 20 below) DMV Digital Holdings Company, a Delaware corporation (“DMV”).

RECITALS

WHEREAS, the parties hereto desire that Executive be employed by the Company and serve as an employee pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Employment Term.  The Company agrees to employ Executive and Executive hereby accepts such employment from the Company upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and continuing for a period of five (5) years (“Employment Period”) (unless otherwise terminated earlier in accordance with Section 5 hereof).

2. Title and Nature of Duties.   During the Employment Period, Executive shall serve as the President of the DMV Portfolio (as defined in Exhibit A).  Executive shall have such duties and obligations as are customary for such position and shall perform such other lawful duties as may be assigned from time to time by the Company.  Executive shall not engage in additional gainful employment of any kind or undertake any role or position, other than charitable or civic activities, whether or not for compensation, with any person or entity during the Employment Period without advance written approval of the Board of Directors of the Company (the “Board”).

3. Adherence to Company Rules.  Executive, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s lawful written rules, policies and procedures, which are available for review and are now in effect, or as are subsequently adopted or modified by the Company, which govern the operation of the Company’s business and the conduct of employees of the Company.

Executive shall, in an annual Officers’ and Directors’ Questionnaire, disclose in writing to the Company all stockholdings, membership interests, partnership interests, and other ownership interests in any private company or of 2% or more of the issued and outstanding securities of any class of a publicly reporting company, as well as all positions as a director, officer, manager, partner, or other similar managerial position, held in or with any other business entity. Upon any change or anticipated change in such information, including the acquisition of additional ownership interests or the assumption of additional managerial positions, Executive shall notify the Company in writing of such change or anticipated change within ten (10) days after such change or anticipated change first becomes known to Executive.

4. Compensation and Benefits.

a. Base Salary.  During the Employment Period, Executive shall receive an initial base salary of $450,000 per year (“Base Salary”), payable in accordance with the Company’s normal payroll schedule and procedures, which shall increase in each March during the Employment Period, commencing in March 2018, by 2.5% over the Base Salary in effect during the preceding calendar year only if the DMV Portfolio achieves 85% (or more) of the Adjusted EBITDA Target (as defined in Exhibit A) for the prior calendar year. Executive’s salary shall be subject to all applicable federal, state and local withholding taxes.

b. Annual Cash Incentive Bonus.  As described in Exhibit A, Executive shall be eligible for an annual at-target incentive cash bonus of $300,000 from the Company during each calendar year of the Employment Period (“Annual Bonus”) provided the conditions set forth in Exhibit A are satisfied. The Company and Executive shall mutually agree upon a recommendation to the Board as to the performance targets described in Exhibit A for each calendar year after 2017 on or before the 90th calendar day of such calendar year as a part of the annual DMV Portfolio operating plan for such calendar year, and such performance targets will be established by the final approval by the Board as part of the Company’s annual operating plan and the final approval by the Compensation Committee of the Board of such performance targets. Neither the Company nor the Executive shall unreasonably withhold, condition or delay its or his agreement as to the recommendation of such performance targets. Executive must be employed by the Company on the bonus payment date specified in order to be eligible to receive the Annual Bonus. The Annual Bonus with respect to each fiscal year of the Company falling in whole or in part within the Employment Period shall be paid in cash. The Annual Bonus shall be subject to applicable federal, state and local withholding taxes.

c. Equity.  The Company shall grant to Executive certain performance-based restricted stock units (“PBRSUs”) and time-based restricted stock units (“TBRSUs”) under the 2008 A. H. Belo Incentive Compensation Plan or any successor to such plan (the “ICP”).

(i) PBRSUs.  For 2017, the Company shall grant PBRSUs with an at-target value of $500,000 on the date of grant, subject to certain performance requirements as described in Exhibit B and the terms of the ICP.

(ii) TBRSUs.  For each remaining calendar year of the Employment Period (i.e., calendar years 2018 through 2021), the Company shall grant Executive TBRSUs with an at-target value of $500,000 per grant on the date of each such grant, subject to vesting and other requirements described in Exhibit C and the terms of the ICP; provided, however, that for any such TBRSU grant, in order for Executive to be eligible to receive such grant, (A) Executive must be employed by the Company as the date of grant and (B) the DMV Portfolio must have achieved at least 95% of the Adjusted EBITDA Target (described in Exhibit A) for the calendar year immediately preceding the calendar year in which the date of grant falls. TBRSUs will be granted, vest and pay out in accordance with the Company’s standard timing cycle and terms and conditions for all of its RSU grants under the ICP.  Notwithstanding the foregoing, any Evidence of Grant documenting an equity award to Executive under this Agreement as provided in Exhibit B and Exhibit C shall provide Executive’s award shall be paid 60% in shares of the Company’s Series A Common Stock and 40% in cash. The actual number of TBRSUs to be granted will be based on (A) the closing market price of the Company’s Series A Common Stock on the date of grant and (B) the DMV Portfolio’s achievement level of the Adjusted EBITDA Target for the calendar year immediately preceding the calendar year in which the date of grant falls, using the following table:

Prior Year Achievement of Adjusted EBITDA Target	Grant Date Value of RSUs Based on Target Amount
<95%	$0
95%	$250,000
96%	$300,000
97%	$350,000
98%	$400,000
99%	$450,000
>100%	$500,000

If the DMV Portfolio achieves between 95% and 100% (or more) of the Adjusted EBITDA Target for the applicable calendar year within one of the tranches set forth in the chart above, then the number of TBRSUs subject to the award for such calendar year will be determined using a straight line interpolation within such tranche. By way of example, if the DMV Portfolio achieves 95.5% of the Adjusted EBITDA Target for the applicable calendar year, then $275,000 of TBRSUs would be earned for such calendar year. The number of TBRSUs will be capped at 100% of the Adjusted EBITDA Target.

d. Standard Benefits.  During the Employment Period, Executive shall be entitled, at his election, to participate in all employee benefit plans and programs generally available to other similarly situated Company executives, including without limitation, medical, dental, life and short and long term disability insurance.  Executive’s participation in any benefit plan or program will be subject to the terms, conditions, eligibility and premium payment requirements of the applicable plans. Without limiting the generality of the foregoing, the Company will also provide the following benefits to Executive during the Employment Period: (i) the DMV Portfolio will pay Executive’s membership dues and related expenses for the Young Presidents’ Organization; (ii) the DMV Portfolio will pay Executive’s dues and related expenses for such other business organizations as are reasonably requested by Executive, up to a maximum amount of $5,000 per calendar year; (iii) Executive shall be entitled to five weeks of Paid Time Off (PTO) per calendar year, to be taken at such times as mutually decided by Executive and the Company, consistent with business needs; and (iv) the DMV Portfolio will pay Executive a cell phone allowance of $100 per month.

e. Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement from the DMV Portfolio for all reasonable and customary travel and business expenses he incurs in connection with his employment hereunder, including Admiral’s Club membership.  Executive must account for and document those expenses in accordance with the policies and procedures established by the Company, all such expenses to be charged to the DMV Portfolio.

5. Termination. The Company or Executive may terminate this Agreement and Executive’s employment as provided below:

a. Termination by the Company for Cause.  The Company shall have the right to immediately terminate Executive’s employment and this Agreement at any time for any of the following reasons (each of which is referred to herein as “Cause”):

(i)willful and material breach by Executive of any provision of this Agreement;

(ii)a failure by Executive to perform Executive’s duties which is not fully cured in the Company’s reasonable discretion within 30 days after Executive’s receipt of written notice by the Company describing such failure;

(iii)Executive’s willful failure to comply with a lawful and reasonable directive from the Board;

(iv)Executive’s willful misconduct in the performance of his duties;

(v)any act by Executive of fraud or dishonesty with respect to any aspect of the Company’s business including, but not limited to, falsification of Company records or misappropriation of Company funds;

(vi)conviction of Executive of a felony (or a plea of nolo contendere with respect thereto);

(vii)conduct on the part of Executive that constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive and that results in any loss, damage, cost or expense to, or any liability or obligation of, the Company of $50,000 or more;

(viii)acceptance by Executive of employment or work with another employer or business or Executive’s employment or work with another employer or business, except to the extent permitted under Section 2 of this Agreement; or

(ix)Executive’s breach of Sections 7, 8, or 9 of this Agreement.

Subject to Executive’s notice and cure opportunity under Section 5(a)(ii) above, the Company must terminate his employment within ninety (90) days following the expiration of the cure period in order for such termination to be considered for Cause for purposes of this Agreement. Subject to the foregoing sentence, if the Company terminates Executive’s employment for Cause, the Company shall pay the Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination, and the Company shall have no further obligations to Executive hereunder from and after the date of termination; provided, however, that the disposition of any PBRSUs and TBRSUs awarded to Executive prior to the date of termination shall be as set forth on Exhibit D.

b. Termination by the Company without Cause.  The Company shall have the right to terminate Executive’s employment without Cause by giving Executive not less than sixty (60) days’ prior written notice and in such event, the Company shall pay Executive (i) any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination and (ii) subject to the provisions of Sections 14 and 26 below, an amount equal to Executive’s Base Salary (as determined on the date of termination) that would be payable for the remaining months in the Employment Period to be paid pursuant to the Company’s standard payroll practices over the remaining term of the Employment Period, less applicable taxes and deductions. In addition, in the event that this Agreement is terminated pursuant to the provisions of this Section 5(b), then the Company, in its sole discretion, shall either elect (x) by providing written notice to Executive within ten (10) business days of the last day of the calendar month in which the effective date of such termination occurs, that the provisions of Section 8(a) (other than the provisions of Section 8(a)(i)(B) relating to competing for or soliciting Business from any customer of the Company, the DMV Portfolio or the TCV Entities and Section 8(a)(i)(C) relating to the use of Confidential Information of the Company, the DMV Portfolio or the TCV Entities) shall expire on the effective date of such termination pursuant to this Section 5(b); or (y) subject to the provisions of Sections 14 and 26 below, within ten (10) business days of the last day of the calendar month in which the effective date of such termination occurs, pay Executive an amount equal to the Severance Amount (as defined in Exhibit F). The Company acknowledges Executive’s preference to be paid the Severance Amount. The disposition of any PBRSUs and TBRSUs awarded to Executive prior to the date of termination shall be as set forth on Exhibit D. For purposes of Section 5(b) and 5(f) only, a “customer” shall mean any person or entity that is or was at any time during the Employment Period a current, past, prospective or targeted customer of the Company, the DMV Portfolio or the TCV Entities; provided, that a customer shall not include any natural person or any person or entity that placed or contemplated placing a classified advertisement with the Company, the DMV Portfolio or the TCV Entities. Within fifteen (15) business days of the last day of the calendar month in which the termination occurs, the Company shall deliver to Executive a list of all such customers as of the effective date of the termination of Executive’s employment with the Company.

c. Termination by Executive with Good Reason.  Executive shall have the right to terminate his employment for Good Reason (as defined below). In the event that Executive terminates his employment with the Company for Good Reason, the Company shall pay Executive (i) any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination and, (ii) subject to the provisions of Sections 14 and 26 below, an amount equal to Executive’s Base Salary (as determined on the date of termination) that would be payable for the remaining months in the Employment Period to be paid pursuant to the Company’s standard payroll practices over the remaining term of the Employment Period, less applicable taxes and deductions. The disposition of any PBRSUs and TBRSUs awarded to Executive prior to the date of termination shall be as set forth on Exhibit D. For purposes of this Agreement, “Good Reason” shall mean the following:

(i) a reduction in Executive’s annual Base Salary (as determined in comparison to Executive’s level of annual Base Salary immediately prior to such reduction);

(ii) a material diminution in Executive’s level of duties and responsibilities;

(iii) a material adverse geographical change of Executive’s primary workplace, which the parties agree would be any location more than fifty (50) miles from Executive’s then current primary workplace; or

(iv) a breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing, Executive shall not be deemed to have Good Reason to terminate his employment unless Executive has provided written notice to the Company setting forth in reasonable detail the reasons for Executive’s intention to terminate his employment for Good Reason within thirty (30) days after the event occurs.  The Company shall have thirty (30) days following the receipt of such notice to remedy the condition constituting such reduction, change or breach and, if so remedied, any termination of Executive’s employment on the basis of the circumstances described in such notice shall not be for Good Reason.  If the Company does not remedy the condition that has been the subject of a notice as described in this paragraph within thirty (30) days of the Company’s receipt of such notice, Executive must terminate his employment within ninety (90) days following the occurrence of such condition in order for such termination to be considered for Good Reason for purposes of this Agreement.

d. Termination by Executive without Good Reason.  Executive shall have the right to terminate his employment for any reason other than Good Reason by giving the Company not less than sixty (60) days’ prior written notice. If Executive terminates his employment without Good Reason, the Company shall pay the Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination, and the Company shall have no further obligations to Executive hereunder from and after the date of termination; provided, however, that the disposition of any PBRSUs and TBRSUs awarded to Executive prior to the date of termination shall be as set forth on Exhibit D.

e. Termination Upon Death.  In the event that Executive’s employment with the Company is terminated due to the death of Executive, the Company shall pay Executive’s estate any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of death, and the Company shall have no further obligations to Executive hereunder from and after the date of termination; provided, however, that the disposition of any PBRSUs and TBRSUs awarded to Executive prior to the date of termination shall be as set forth on Exhibit D.

f. Termination Upon Disability.  In the event of the Disability (as defined below) of Executive during the Employment Period, the Company may terminate Executive’s employment hereunder by giving Executive not less than thirty (30) days’ prior written notice of the effective date of termination and in such event, the Company shall pay Executive any earned and accrued but unpaid installments of base salary and benefits due to Executive under Section 4 above (including, without limitation, unreimbursed expenses due under Section 4) through the date of termination. In addition, in the event that this Agreement is terminated pursuant to the provisions of this Section 5(f), then the Company, in its sole discretion, shall either elect (x) by providing written notice to Executive within ten (10) business days of the last day of the calendar month in which the effective date of such termination occurs, that the provisions of 8(a) (other than the provisions of Section 8(a)(i)(B) relating to competing for or soliciting Business from any customer of the Company, the DMV Portfolio or the TCV Entities and Section 8(a)(i)(C) relating to the use of Confidential Information of the Company, the DMV Portfolio or the TCV Entities) shall expire on the effective date of such termination pursuant to this Section 5(f); or (y) subject to the provisions of Sections 14 and 26 below, within ten (10) business days of the last day of the calendar month in which the effective date of such termination occurs, pay Executive an amount equal to the Severance Amount. The Company acknowledges Executive’s preference to be paid the Severance Amount. The disposition of any PBRSUs and TBRSUs awarded to Executive prior to the date of termination shall be as set forth on Exhibit D. For purposes of Section 5(b) and 5(f) only, a “customer” shall mean any person or entity that is or was at any time during the Employment Period a current, past, prospective or targeted customer of the Company, the DMV Portfolio or the TCV Entities; provided, that a customer shall not include any natural person or any person or entity that placed or contemplated placing a classified advertisement with the Company, the DMV Portfolio or the TCV Entities. Within fifteen (15) business days of the last day of the calendar month in which the termination occurs, the Company shall deliver to Executive a list of all such customers as of the effective date of the termination of Executive’s employment with the Company. For purposes of this Agreement, Executive’s “Disability” means his total inability for a continuous period in excess of ninety (90) days to undertake responsibilities for the Company as a result of physical or mental illness or injury, with or without reasonable accommodation. Upon the request of either party hereto following written notice to the other, the Disability of the Executive will be determined by a medical doctor (the “Examining Doctor”) who shall be selected as follows: the Company and the Executive shall mutually select a doctor, or, if no agreement is reached, each party shall select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor.  The determination of the Examining Doctor as to whether or not the Executive has a Disability will be binding on both parties hereto.  The Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Company of such determination and the results of such examinations.

6. No Mitigation or Offset.  Executive shall not be required to mitigate the amount of any payment provided for in Section 5 of this Agreement by seeking other employment or otherwise.  The Company shall not be entitled to set off or reduce any severance payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in future employment.

7. Non-Disclosure.  Executive agrees that, during the Employment Period, the Company, the DMV Portfolio and the TCV Entities shall provide Executive with access to certain confidential, proprietary and/or trade secret information concerning the Company, the DMV Portfolio and the TCV Entities (“Confidential Information”).  Confidential Information includes, but is not limited to, proprietary technology, trade secrets, operating procedures and methods of operation, financial statements and other financial information, market studies and forecasts, target markets, advertising techniques, competitive analyses, pricing policies and information, product information, product designs, manufacturing processes, cost information, customer information, customer preferences, the substance of agreements with customers, vendors, referral sources and others, marketing and similar arrangements, servicing and training programs and arrangements, and any other documents embodying confidential, proprietary or trade secret information.  Executive acknowledges and agrees that disclosing this Confidential Information to third parties would be detrimental to the Company, the DMV Portfolio and the TCV Entities and could place the Company, the DMV Portfolio and the TCV Entities at a competitive disadvantage.  Executive agrees that he shall not during the Employment Period or at any time thereafter, directly or indirectly, disclose to any person or entity any Confidential Information or use any such information in any employment, work or business, except in furtherance of Executive’s job duties on behalf of the Company, the DMV Portfolio and the TCV Entities. Confidential Information does not include: (i) any information that is or becomes generally available to the public other than as a result of an unauthorized disclosure, directly or indirectly, by Executive and Executive has no reason to believe was made public as a result of an unauthorized disclosure, or (ii) any information obtained by Executive from a third party which Executive has no reason to be believe is violating any obligation of confidentiality to the Company, the DMV Portfolio or the TCV Entities. Executive acknowledges and agrees that his confidentiality obligations shall apply to all Confidential Information no matter when he obtained such knowledge or access to such Confidential Information.

8. Non-Competition and Non-Solicitation.

a.Non-Competition. In consideration of the numerous mutual promises contained in this Agreement between the Company and Executive, including, without limitation, those involving Confidential Information, and in order to protect the Company’s, the DMV Portfolio’s and the TCV Entities’ Confidential Information, customer goodwill and business interests and to reduce the likelihood of irreparable damage which would occur in the event Confidential Information is provided to or used by a competitor of the Company, the DMV Portfolio or the TCV Entities, Executive agrees that, during the Non-Competition Term (as defined below), he shall not, directly or indirectly, either through any form of ownership or as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, owner, shareholder, stockholder, lender, partner, member, manager or in any other individual or representative capacity whatsoever, (i) without the prior written consent of the Company (which consent may be withheld in its sole discretion), (A) compete for or solicit Business (as defined below) for or on behalf of any person or business entity (other than the Company, the DMV Portfolio, the TCV Entities and their respective affiliates) located in or doing business in the Territory (as defined below); (B) compete for or solicit Business from any customer of the Company, the DMV Portfolio or the TCV Entities (or their respective successors by merger) except for the benefit of the Company, the DMV Portfolio, the TCV Entities and their respective affiliates; or (C) use in any competition, solicitation, or marketing effort any Confidential Information of the Company, the DMV Portfolio or the TCV Entities except in furtherance of the business of the Company, the DMV Portfolio, the TCV Entities and their respective affiliates; or (ii) without the prior written consent of the Company (which consent shall not be unreasonably withheld) own, operate, participate in, undertake any employment with or have any interest in any entity (other than the Company and its affiliates or 2% or less of the issued and outstanding securities of any class of a publicly reporting company) engaged in the Business in the Territory. For purposes of this Section 8, the following definitions shall apply:

(i)“Non-Competition Term” shall mean the period beginning on the Effective Date of this Agreement and ending on a date twenty-four (24) months from the date of Executive’s termination of employment from the Company (for whatever reason).

(ii)“Business” shall mean the marketing automation, digital marketing, search marketing, search optimization, commercial printing, or printing brokerage businesses or any other business, in each case as conducted by the Company, the DMV Portfolio or the TCV Entities during the portion of the Employment Period commencing on the Effective Date and ending on the effective date of any termination of the Employment Period.

(iii)“Territory” shall mean the United States of America.

b.Customer Non-Solicitation.  Executive further agrees that, during the Non-Competition Term (as defined above), Executive shall not, directly or indirectly, as an individual, director, officer, principal, agent, employee, employer, adviser, consultant, owner, shareholder, stockholder, lender, partner, member, manager or in any other individual or representative capacity whatsoever of any other person, entity or business, request, solicit, encourage, induce, influence or attempt to request, solicit, encourage, induce or influence, directly or indirectly, any customer or client of the Company, the DMV Portfolio or the TCV Entities to terminate, limit or otherwise negatively alter his, her or its relationship with the Company, the DMV Portfolio or the TCV Entities or provide or seek to provide services related to the Business to any present clients or customers of the Company, the DMV Portfolio, the TCV Entities  or any respective affiliate thereof.

c.Employee Non-Solicitation.  Executive further agrees that, during the Non-Competition Term, he will not solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person (i) formerly employed by the Company, the DMV Portfolio or the TCV Entities during the twelve (12) month period immediately preceding or following Executive’s termination of employment (“Former Employee”) or (ii) currently employed by the Company, the DMV Portfolio or the TCV Entities (“Current Employee”).  The term “solicit” includes, but is not limited to, the following (regardless of whether done directly or indirectly): (a) requesting that a Former or Current Employee change employment; (b) informing a Former or Current Employee that an opening exists elsewhere; (c) inquiring if a Former or Current Employee might have an interest in employment elsewhere; or (d) any other similar conduct, the intended or actual effect of which is that a Former or Current Employee affiliates with another employer or a Current Employee leaves the employment of the Company; provided, however, that Executive will not be in breach of this Section 8(c) merely due to any situation in which any Current Employee or Former Employee seeks employment by Executive or one of his affiliates in response to Executive’s or such affiliate’s general recruiting efforts not targeted at

Current Employees or Former Employees but such Current Employee or Former Employee is not hired by Executive or one of his affiliates.

If, during any period within the Non-Competition Term, Executive is not in compliance with the terms of Section 8, Executive agrees that the Company shall be entitled to, among other remedies, compliance by Executive with the terms of Section 8 for an additional period equal to the period of such noncompliance.  For purposes of this Agreement, the term “Non-Competition Term” shall also include this additional period, if any.  Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of Section 8 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

The Company and Executive agree and stipulate that the agreements and covenants not to compete and not to solicit contained in Section 8 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company and are necessary to protect the Company’s, the DMV Portfolio’s and the TCV Entities’ Confidential Information, customer goodwill and business interests; provided however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete and not to solicit.  Therefore, in furtherance of, and not in derogation of the provisions of Section 8, the Company and Executive agree that in the event a court should decline to enforce any terms of any of the provisions of Section 8, that Section 8 shall be modified or reformed to restrict Executive’s competition with the Company, the DMV Portfolio or the TCV Entities to the maximum extent as to time, geography and business scope, which the court finds enforceable; provided, however, in no event shall the provisions of Section 8 be modified or reformed by any court to be more restrictive to Executive than those contained herein.

Section 8 shall survive the termination of Executive’s employment for any reason, whether voluntary or involuntary, and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify these provisions.  Such a writing may only be signed on behalf of the Company by an executive officer of the Company. Executive agrees that during the Non-Competition Term, he shall immediately notify the Company in writing of any employment, work, task or business he undertakes with or on behalf of any person (including himself) or entity, whether or not for compensation.

9. Non-Disparagement.  During the Employment Period and at all times thereafter, each party hereto agrees not to make any statements that disparage or cast in an unfavorable light the other party’s reputation, business operations, products, services, or any of their past or present executives, officers or employees; provided, however, that nothing herein shall prevent either party hereto from making truthful statements (even if disputed) in any legal proceeding  or to any governmental agency, or to other employees or agents of the Company, the DMV Portfolio or the TCV Entities or to the Board.

10. Return of Documents and Property.  Executive agrees that if Executive’s employment with the Company is terminated (for any reason), Executive shall not take with Executive, but will leave with the Company, all Company, DMV Portfolio and the TCV Entities property, including but not limited to Confidential Information, records, files, electronic mail, memoranda, reports, documents, devices, computer passwords, computer equipment, computer software, cell phones, PDA’s, corporate credit cards, identification cards, manuals and other information that is the property of the Company, the DMV Portfolio or the TCV Entities, in whatever form (including on computer disk, other storage device or other external medium), and any copies thereof, or if such items are not on the premises of the Company, the DMV Portfolio or the TCV Entities, Executive agrees to return such items immediately upon Executive’s termination or any time at the request of the Company.  Executive acknowledges that all such items are and remain the property of the Company, the DMV Portfolio and the TCV Entities.  Notwithstanding the foregoing, Executive shall be permitted to retain his Company computer, iPad, cell phone(s) and the telephone number(s) associated therewith (provided he meets with a designated member of the Company’s Management Committee within fourteen (14) days of his separation and, in such Management Committee member’s presence, deletes all proprietary Company, DMV Portfolio and TCV Entities software and Company, DMV Portfolio and TCV Entities records thereon other than those records that solely relate to him personally) and a copy of all Company records that solely relate to him personally for his recordkeeping purposes.

11. Severability and Reformation.  Subject to the provisions of Section 8, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 11.

12. Injunctive Relief.  Executive acknowledges that the breach of any of the covenants contained herein, including, without limitation, the non-disclosure covenants contained in Section 7 and the non-competition and non-solicitation covenants in Section 8, will give rise to injury to the Company, the DMV Portfolio and the TCV Entities.  Accordingly, Executive agrees that the Company (on behalf of itself, the DMV Portfolio and the TCV Entities) shall be entitled to seek injunctive relief in a court of competent jurisdiction to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof, in addition to any other legal or equitable remedies, which may be available.  Executive further acknowledges and agrees that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood.  Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s, the DMV Portfolio’s and the TCV Entities’ legitimate business interests, including their Confidential Information and goodwill, and are reasonable in scope and content.  Nothing herein shall prevent either party from pursuing a legal and/or equitable action against the other party for any damages caused by such party’s breach of this Agreement.

13. Acknowledgement of Company’s Right in Work Product and Assignment.

a. For purposes of this Section, “Work Product” shall mean any and all ownership, moral and/or intellectual property rights, including all trade secrets, copyrights, trademarks and service marks, inventions, discoveries and other ownership and intellectual property rights in or arising in connection with any ideas, drawings, plans, calculations, technical specifications, works of authorship, inventions, patents, information, marks, copyrights, concepts, programming, designs, documentation, technology, or other work product or materials that are created by Executive in connection with Executive’s assignments or required performance by or for the Company, the DMV Portfolio and the TCV Entities and any productive output that relates to the business of the Company, the DMV Portfolio and the TCV Entities “Work.”  In addition, all rights in any preexisting programming, design, documentation, technology, or other work product created or provided to the Company during Executive’s employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive’s “Work.”

b. Executive acknowledges and agrees that the Company, the DMV Portfolio and the TCV Entities shall own any and all rights in and to the Work Product and that all Work Product is, was and shall hereafter be, a work made for hire for, and owned by, the Company, the DMV Portfolio and the TCV Entities within the meaning of 17 U.S.C. § 101.  If any of the Work Product is not, by operation of law or agreement, considered a work made for hire and owned by the Company, the DMV Portfolio or the TCV Entities, Executive hereby agrees to assign and irrevocably assigns to the Company, the DMV Portfolio and the TCV Entities any and all right, title and interest worldwide in and to the Work Product and all claims and causes of action with respect to any of the foregoing.  In the event Executive has any right or interest in any Work Product which cannot be assigned, Executive agrees to waive enforcement of same against the Company, the DMV Portfolio and the TCV Entities and Executive hereby exclusively and irrevocably licenses same to the Company, the DMV Portfolio and the TCV Entities in perpetuity and royalty-free, along with the unfettered right to sublicense. All such rights are fully assignable by the Company, the DMV Portfolio and the TCV Entities. Executive hereby agrees that all Work Product is created or developed for the sole use of the Company, the DMV Portfolio and the TCV Entities, and that Executive has no right to utilize in any manner whatsoever any such Work Product.

c. Executive agrees to perform upon the request of the Company, during or after Executive’s Work or employment, such further acts as may be reasonably requested by the Company that the Company believes are necessary or desirable to assign, convey, transfer, perfect, and defend the Company’s, the DMV Portfolio’s and the TCV Entities’ ownership of the Work Product.

d. Executive warrants that Executive’s Work for the Company, the DMV Portfolio and the TCV Entities does not and will not in any way conflict with any remaining obligations Executive may have with any prior employer or contractor or with any third party.

Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party’s intellectual property rights.

14. Release Agreement.  Executive agrees that, as a condition to receiving any severance benefits or payments under this Agreement, including those referenced in Section 5 of this Agreement, Executive shall execute and deliver a non-revocable general release of all claims arising out of Executive’s service as an employee of the Company, its subsidiaries or any of their affiliates and the termination of such relationship.  Such claims include, without limitation, all claims based on any federal, state or local statute, including without limitation the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended.

15. Headings. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

16. Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

17. Venue. The venue for any dispute arising out of this Agreement or Executive’s employment with the Company shall be proper exclusively in Dallas, Texas.

18. Survival.  Except as otherwise provided herein, Executive’s termination from employment and/or the termination of this Agreement, for whatever reason, shall not reduce or terminate Executive’s or the Company’s covenants and agreements set forth herein.

19. Notices.  Any notice necessary under this Agreement shall be in writing and shall be considered delivered three days after mailing if sent certified mail, return receipt requested, or when received, if sent by telecopy, prepaid courier, express mail or personal delivery to the following addresses:

If to the Company:

A. H. Belo Corporation

508 Young Street

Dallas, Texas 75202-4808

Attn:  General Counsel

Facsimile No. (214) 977-2703

If to Executive:

Tim Storer

3901 Centenary

Dallas, Texas 75225

20. Entire Agreement.  This Agreement and the Exhibits attached hereto shall embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior or contemporaneous conflicting or inconsistent agreements, consents and understandings relating to such subject matter, including without limitation, the Proposed Transaction Confidential Term Sheet and that certain Employment Agreement dated January 2, 2015 between Executive and DMV (the “DMV Employment Agreement”); provided, however, that the provisions of Sections 7, 9, 11, 12, 13, 15, 16, 17, 18 (as modified by this Agreement), 19, 20, 21, 22, 23, 24, 25 and 26 of the DMV Employment Agreement shall survive in full force and effect in accordance with their terms except as otherwise expressly provided herein.  The parties acknowledge and agree that there is no oral or other agreement between the Company and Executive which has not been incorporated in this Agreement.  This Agreement and the Exhibits attached hereto may only be modified pursuant to Section 24.

21. No Waiver.  The forbearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provisions of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder.  No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party’s rights or privileges in the event of a further default or failure of performance.

22. Assignment.  This Agreement shall not be assignable by Executive, it being understood and agreed that this is a contract for Executive’s personal services.  This Agreement shall be assignable by the Company.

23. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, beneficiaries, legal representatives, administrators, executors, trustees, permitted successors and permitted assigns.

24. Modification.  This Agreement and the Exhibits attached hereto may be modified only by a written agreement signed by both parties.  Any such written modification may only be signed on behalf of the Company an executive officer of the Company.

25. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

26. Section 409A.  Notwithstanding any other language in this Agreement, Executive and the Company agree that if Executive is deemed to be a specified Executive under Section 409A of the Code, or any successor or similar provision, the payment of any amounts under this Agreement that would be treated as non-qualified deferred compensation (other than Base Salary) shall be payable beginning on the first day of the seventh month after the date of termination.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE

/s/ Tim Storer
Tim Storer

COMPANY

A. H. BELO CORPORATION

By:	/s/ Grant S. Moise
Grant S. Moise, Executive Vice
President/General Manager, The Dallas
Morning News

DMV

DMV DIGITAL HOLDINGS COMPANY

By:	/s/ Katy Murray
Katy Murray, Treasurer and Assistant
Secretary

Exhibit  A

A. H. Belo Corporation

Tim Storer Annual Cash Bonus Terms and Conditions

Annual Cash Bonus Opportunity

Executive’s annual cash bonus opportunity for a calendar year is based on specific financial performance objectives and metrics, as follows: (i) the achievement by the consolidated operations of DMV Digital Holdings Company (“DMV”), Your Speakeasy, LLC and Connect (together, the “DMV Portfolio”) of the Adjusted EBITDA (as defined below) performance target for that calendar year (the “Adjusted EBITDA Target”) and (ii) the attainment of the Total Contract Value (defined below) performance target for that calendar year (the “TCV Target”) by Distribion, Inc. and Vertical Nerve, Inc. (together, the “TCV Entities”). Any additional entities, businesses and operating units other than those set forth above to be included in the DMV Portfolio or the TCV Entities in a particular calendar year will be mutually agreed upon by the Company and Executive within the first ninety (90) calendar days of that calendar year and may not thereafter be revised for that calendar year.  At the end of the year, actual results are compared to the performance objectives, and the amount of Executive’s cash bonus is determined accordingly.

The annual cash bonus opportunity is provided under the Company’s 2008 Incentive Compensation Plan or any successor to such plan (the “Plan”).  The Plan is designed to provide a competitive level of compensation to senior executives of the Company and is administered by the Compensation Committee of the Company’s Board of Directors. Executive’s participation in the Plan is subject to the fully executed binding arbitration agreement that the Company has on file for Executive.

Target Cash Bonus

Executive’s target bonus is $300,000, subject to the achievement of the requirements set forth below. The amount of any bonus earned with respect to any calendar year will be paid in cash in accordance with the terms of the ICP.

DMV Portfolio Adjusted EBITDA Target for Bonus Determination

Fifty percent (50%) of Executive’s annual target bonus ($150,000) for a particular calendar year will be based upon the DMV Portfolio’s achievement of the Adjusted EBITDA Target for that calendar year. For this purpose, “Adjusted EBITDA” means DMV Portfolio earnings before interest, taxes, depreciation and amortization, adjusted for (adding back) severance-related expenses, acquisition costs and expenses, litigation and litigation settlement costs and expenses, and stock-based compensation expenses to the extent applicable to DMV or, for periods after the consolidation of the DMV Portfolio, the DMV Portfolio. For 2017, Adjusted EBITDA shall be equal to the sum of (A) the Adjusted EBITDA for DMV for the period prior to the date of the consolidation of the DMV Portfolio and (B) the consolidated Adjusted EBITDA for the DMV Portfolio for the remainder of that year from and after the date of such consolidation. For 2018 and each subsequent year, the Adjusted EBITDA for each particular calendar year will be based on the consolidated Adjusted EBITDA for the DMV Portfolio for that calendar year.

Exhibit  A

The Adjusted EBITDA Target for 2017 is $3,722,741.

Adjusted EBITDA Target
Threshold	Achievement Range	Payout Range
Below	<85%	0%
Minimum	85%	50%
Target	100%	100%
Maximum	>200%	200%

If the DMV Portfolio (or, with respect to calendar year 2017, DMV for the period prior to the date of the consolidation of the DMV Portfolio, and the DMV Portfolio for the remainder of that year from and after the date of such consolidation) achieves between (i) 85% and 100% or (ii) 100% and 200% of the Adjusted EBITDA Target, then the bonus amount earned and payable will be determined using a straight line interpolation.

TCV Entities Metrics for TCV Target for Bonus Determination

Fifty percent (50%) of Executive’s annual target bonus ($150,000) for each particular calendar year will be based upon the TCV Entities’ achievement of the TCV Target for that calendar year.

For 2017, the TCV Target is $21,474,350.  For 2018 and each subsequent year, the TCV Target for each particular calendar year will be based on the Total Contract Value for that calendar year. The “Total Contract Value” metric summarizes the contractual value of new, fully executed contracts during the measurement period. For purposes of the calculation, pass-through revenue, as part of a contract, with the exception of Marketing FX contracts, does not qualify in the calculation of Total Contract Value.

TCV Target
Threshold	Achievement Range	Payout Range
Below	<85%	0%
Minimum	85%	50%
Target	100%	100%
Maximum	>200%	200%

If the TCV Entities achieve between (i) 85% and 100% or (ii) 100% and 200% of the TCV Target, then the bonus amount earned and payable will be determined using a straight line interpolation.

Establishment of Performance Targets for Future Years

For each calendar year after 2017, the Company and Executive will mutually agree upon a recommendation to the Company’s Board of Directors as to the Adjusted EBITDA Target for the DMV Portfolio and the TCV Target for the TCV Entities as a part of the annual DMV Portfolio operating plan for such calendar year, and such performance targets will be established by the final approval by the Board of Directors of the Company as part of the Company’s annual

Exhibit  A

operating plan and the final approval by the Compensation Committee of the Board of such performance targets. Neither the Company nor the Executive shall unreasonably withhold, condition or delay its or his agreement as to the recommendation of such performance targets.

Bonus Eligibility and Payment Schedule

Executive must be employed by the Company on the bonus payment date specified to be eligible to receive a bonus. Bonuses earned based on the annual bonus performance targets for any calendar year, if any, will be paid in February immediately following such calendar year, after the earnings release for such calendar year, based on the DMV Portfolio’s and the TCV Entities’ performance versus the annual bonus performance targets for such calendar year.

Exhibit  B

A. H. Belo Corporation

Performance-Related Restricted Stock Units (“PBRSU”) Terms and Conditions

Under the terms of the Company’s 2008 Incentive Compensation Plan or any successor to such plan (the “Plan”), Executive will be awarded the following PBRSU grant for 2017.  The grant will be effective on the date of grant and will be subject to the applicable terms and conditions of the Plan.  Executive’s PBRSU grant is described below. Executive’s participation in the Plan is subject to the fully executed binding arbitration agreement that the Company has on file for Executive.

Performance-Related Restricted Stock Units (PBRSUs)

Number of PBRSUs to be Granted:	PBRSUs having an at-target value of $500,000 on the date of grant.
Performance Period:	January 1, 2017 through December 31, 2017.
Performance Measure:

Provided Executive is continuously employed by the Company on the first anniversary of the date of grant, Executive will earn the PBRSUs based on the achievement of the Adjusted EBITDA Target for the 2017 calendar year (as set forth on Exhibit A) as described in the table below:

Achievement of Adjusted EBITDA Target	Earned RSU Percentage Based on Target Amount	Grant Date Value of RSUs Based on Target Amount
<95%	0%	$0
95%	50%	$250,000
96%	60%	$300,000
97%	70%	$350,000
98%	80%	$400,000
99%	90%	$450,000
>100%	100%	$500,000

within one of the tranches set forth in the chart above, then the number of PBRSUs earned for such calendar year will be determined using a straight line interpolation within such tranche. By way of example, if the DMV Portfolio achieves 95.5% of the Adjusted EBITDA Target for the applicable calendar year, then $275,000 of PBRSUs would be earned for such calendar year. The number of PBRSUs earned will be capped at 100% of the Adjusted EBITDA Target.

If the DMV Portfolio achieves between 95% and 100% (or more) of the Adjusted EBITDA Target for the applicable calendar year within one of the tranches set forth in the chart above, then the number of PBRSUs earned for such calendar year will be determined using a straight line interpolation within such tranche. By way of example, if the DMV Portfolio achieves 95.5% of the Adjusted EBITDA Target for the applicable calendar year, then $275,000 of PBRSUs would be earned for such calendar year. The number of PBRSUs earned will be capped at 100% of the Adjusted EBITDA Target.

Exhibit  B

Vesting:

Any PBRSUs that are earned as a result of the achievement of the Adjusted EBITDA Target for 2017 will vest on the later of (i) the first anniversary of the date of grant or (ii) within three (3) business days of the Company’s 2017 earnings release (in 2018) (the date on which the PBRSUs vest, the “2018 Vesting Date”).

Payment Date:	The vested PBRSUs will be paid within ten (10) business days following the 2018 Vesting Date.
Form of Payment:

Executive will be entitled to receive with respect to each vested PBRSU (i) a number of shares of the Company’s Series A Common Stock having an aggregate Market Value per Share (as defined in the Plan) on the 2018 Vesting Date equal to 60% of the value of the vested PBRSUs and (ii) a cash payment in an amount equal to 40% of the value of the vested PBRSUs on the 2018 Vesting Date.

Termination of Employment

Executive’s right, if any, to payment with respect to PBRSUs upon termination of employment with the Company or its subsidiaries is set forth in the termination guidelines attached as Exhibit D to the Agreement.

Change in Control

In the event of a Change in Control, as defined in the Plan, all outstanding PBRSUs then held by Executive that are subject to performance-based vesting criteria will automatically become fully vested and earned at a deemed performance level equal to the greater of the target performance level or the performance level determined by actual performance through the date ending on the date of the Change in Control. Vested PBRSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code.

Section 409A Payment Rules

Notwithstanding the general payment rules described in this Exhibit B and Exhibit D, if the Company makes a good faith determination that a payment of Executive’s PBRSUs (i) constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guideline thereunder (“Section 409A”), (ii) is made to Executive by reason of Executive’s separation from service within the meaning of Section 409A, and (iii) at the time such payment would otherwise be made Executive is a specified employee within the meaning of Section 409A (using the identification methodology selected by the Company from time to time), the payment will be delayed until the earlier of (x) the first business day of the seventh month following Executive’s separation from service or (y) Executive’s death.  Furthermore, if Executive’s PBRSUs are no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a

Exhibit  B

change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A), the payment date of the PBRSUs will be determined without regard to the occurrence of the Change in Control.  Each payment of a portion of Executive’s PBRSUs will be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

It is the Company’s intention that the PBRSUs will either be exempt from, or will satisfy the requirements of, Section 409A, and this Exhibit B and Executive’s Evidence of Award will be construed in a manner to give effect to such intention.  Notwithstanding any other provision of this Exhibit B and Executive’s Evidence of Award, the Company is not obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder or thereunder, and Executive will be responsible for any taxes imposed on Executive with respect to any such payment.

Tax Withholding

The Company will withhold from any payment to Executive all federal, state, city or other taxes (the “Applicable Taxes”) as may be required to be withheld pursuant to any law or governmental regulation or ruling.  In the event the Applicable Taxes exceed the value of the cash payment received by Executive upon vesting of any portion of the PBRSUs, Executive agrees to provide to the Company a cash payment, in the form of a check or wire transfer of immediately available funds, in an amount equal to difference between the amount of Applicable Taxes and the amount of the cash payment.  This amount shall be paid to the Company no later than close of business on the 2018 Vesting Date for such vested PBRSUs.

General Information

Executive’s right to receive a PBRSU grant or any payment with respect thereto will not be transferrable or assignable by Executive, other than with respect to a transfer upon Executive’s death by will or the laws of descent and distribution if Executive is entitled to payment of a vested portion of Executive’s PBRSUs that has not been paid as of the date of Executive’s death.

Nothing contained in this Exhibit B and Executive’s Evidence of Award will confer upon Executive any right to be employed by or remain employed by the Company or any of its subsidiaries or affiliates, or limit or affect in any manner the right of the Company and its subsidiaries and affiliates to terminate Executive’s employment or modify Executive’s compensation.

Exhibit  C

A. H. Belo Corporation

Time-Based Restricted Stock Units (“TBRSU”) Terms and Conditions

Under the terms of the Company’s 2008 Incentive Compensation Plan or any successor to such plan (the “Plan”), Executive will qualify for the following TBRSU grants each calendar year from 2018 through 2021 if (i) Executive continues to be employed by the Company on the date of grant and (ii) the DMV Portfolio’s (as defined in Exhibit A) actual results for the prior calendar year are at least 95% of the Adjusted EBITDA Target (as defined in Exhibit A) for that prior calendar year.  Subject to the foregoing, grants will be made each such calendar year at the same time that RSU grants are generally made to other executives under the Plan. All grant(s) are effective on the date of grant and are subject to the applicable terms and conditions of the Plan.  TBRSUs will be granted, vest and pay out in accordance with the Company’s standard timing cycle and the terms and conditions of the Plan. Executive’s TBRSU opportunity is described below. Executive’s participation in the Plan is subject to the fully executed binding arbitration agreement that the Company has on file for Executive.

Time-Based Restricted Stock Units (TBRSUs)

Number of TBRSUs to be Granted:

TBRSUs having an at-target value of $500,000 on the date of grant. The actual number of TBRSUs to be granted will be based on (i) Market Value per Share (as defined in the Plan) of the Company’s Series A Common Stock on the date of grant and (ii) the DMV Portfolio’s achievement of the Adjusted EBITDA Target for the prior calendar year as described in the paragraph below.

Performance Period:	January 1, 2017 through December 31 2017.
Performance Measure:

Provided Executive is continuously employed by the Company on the first anniversary of the date of grant, Executive will earn the PBRSUs based on the achievement of the Adjusted EBITDA Target for the 2017 calendar year (as set forth on Exhibit A) as described in the table below:

Prior Year Achievement of Adjusted EBITDA Target	Grant Date Value of RSUs Based on Target Amount
<95%	$0
95%	$250,000
96%	$300,000
97%	$350,000
98%	$400,000
99%	$450,000
>100%	$500,000

Exhibit  C

If the DMV Portfolio achieves between 95% and 100% (or more) of the Adjusted EBITDA Target for the prior calendar year within one of the tranches set forth in the chart above, then the number of TBRSUs subject to this award will be determined using a straight line interpolation within such tranche. By way of example, if the DMV Portfolio achieves 95.5% of the Adjusted EBITDA Target for the applicable calendar year, then $275,000 of TBRSUs would be earned for such calendar year. The number of TBRSUs awarded will be capped at 100% of the Adjusted EBITDA Target.

Vesting:

Each TBRSU granted will vest over a three-year period as follows:

40% of such TBRSU grant will vest on the third business day after the Company’s earnings release for the Company’s fiscal year during which the TBRSU grant was made.

30% of such TBRSU grant will vest on the third business day after the Company’s earnings release for the Company’s fiscal year one year after the date the TBRSU grant was made.

30% of such TBRSU grant will vest on the third business day after the Company’s earnings release for the Company’s fiscal year two years after the date the TBRSU grant was made.

For example, a 2018 TBRSU grant will vest 40% three (3) business days after the Company’s 2018 earnings release (in 2019), 30% three (3) business days after the Company’s 2019 earnings release (in 2020), and 30% three (3) business days after the Company’s 2020 earnings release (in 2021).

Payment Date:	Payment of vested TBRSUs will be made within ten (10) business days after the Company’s earnings release for the preceding fiscal year.
Form of Payment:

Subject to Executive’s continuous employment with the Company through the applicable vesting dates described above, Executive will be entitled to receive with respect to each vested TBRSU (i) a number of shares of the Company’s Series A Common Stock having an aggregate Market Value per Share (as defined in the Plan) on the vesting date equal to 60% of the value of the vested TBRSUs and (ii) a cash payment in an amount equal to 40% of the value of the vested TBRSUs on the vesting date.

Exhibit  C

Termination of Employment

Executive’s right, if any, to payment with respect to TBRSUs upon termination of employment with the Company or its subsidiaries is set forth in the termination guidelines attached as Exhibit D to the Agreement.

Change in Control

In the event of a Change in Control as defined in the Plan, all outstanding TBRSUs then held by Executive that are unvested or subject to restrictions or forfeiture will automatically become fully vested and all restrictions and forfeiture provisions related thereto will lapse. Vested TBRSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provisions of section 409A of the Internal Revenue Code.

Section 409A Payment Rules

Notwithstanding the general payment rules described in this Exhibit C and Exhibit D, if the Company makes a good faith determination that a payment of Executive’s TBRSUs (i) constitutes a deferral of compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules, regulations and guideline thereunder (“Section 409A”), (ii) is made to Executive by reason of Executive’s separation from service within the meaning of Section 409A, and (iii) at the time such payment would otherwise be made Executive is a specified employee within the meaning of Section 409A (using the identification methodology selected by the Company from time to time), the payment will be delayed until the earlier of (x) the first business day of the seventh month following Executive’s separation from service or (y) Executive’s death.  Furthermore, if Executive’s TBRSUs are no longer subject to a substantial risk of forfeiture prior to a Change in Control, and the Change in Control does not constitute a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A), the payment date of the TBRSUs will be determined without regard to the occurrence of the Change in Control.  Each payment of a portion of Executive’s TBRSUs will be considered, and is hereby designated as, a separate payment for purposes of Section 409A.

It is the Company’s intention that the TBRSUs will either be exempt from, or will satisfy the requirements of, Section 409A, and this Exhibit C and Executive’s Evidence of Award will be construed in a manner to give effect to such intention.  Notwithstanding any other provision of this Exhibit C and Executive’s Evidence of Award, the Company is not obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder or thereunder, and Executive will be responsible for any taxes imposed on Executive with respect to any such payment.

Tax Withholding

The Company will withhold from any payment to Executive all federal, state, city or other taxes (the Applicable Taxes”) as may be required to be withheld pursuant to any law or governmental regulation or ruling.  In the event the Applicable Taxes exceed the value of the cash payment

Exhibit  C

received by Executive upon vesting of any portion of the TBRSUs, Executive agrees to provide to the Company a cash payment, in the form of a check or wire transfer of immediately available funds, in an amount equal to difference between the amount of Applicable Taxes and the amount of the cash payment.  This amount shall be paid to the Company no later than close of business on the applicable vesting date for such vested TBRSUs.

General Information

Executive’s right to receive a TBRSU grant or any payment with respect thereto will not be transferrable or assignable by Executive, other than with respect to a transfer upon Executive’s death by will or the laws of descent and distribution if Executive is entitled to payment of a vested portion of Executive’s TBRSUs that has not been paid as of the date of Executive’s death.

Nothing contained in this Exhibit C and Executive’s Evidence of Award will confer upon Executive any right to be employed by or remain employed by the Company or any of its subsidiaries or affiliates, or limit or affect in any manner the right of the Company and its subsidiaries and affiliates to terminate Executive’s employment or modify Executive’s compensation.

Exhibit D

A. H. Belo Corporation

Incentive Compensation Plan

Termination Guidelines for Stock Options and Restricted Stock Units

The following guidelines will determine the effect of a Participant’s termination of employment on the Participant’s outstanding stock options and restricted stock units (RSUs).  For purposes of these guidelines, a year of service will be determined in the same manner as a year of service under the A. H. Belo Savings Plan as amended from time to time.

Termination Reason All Participants (Regardless of Retirement[1] Eligibility)	Stock Options	Time-Based RSU's	Performance-Based RSUs
Discharge for Cause[2]	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Death or Long-Term Disability[3]	Unvested options fully vest and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Termination Reason Participants Who Are Not Retirement[1] Eligible	Stock Options	Time-Based RSU's	Performance-Based RSUs
Voluntary Resignation	All options, unvested and vested, are forfeited immediately	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Discharge Without Cause[2] (Named Executive Officers and Publishers)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of one year from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Discharge Without Cause[2] (Participants with 10 or more years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of one year from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately
Discharge Without Cause[2] (Participants with more than 5 but less than 10 years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of six months from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Exhibit D

A. H. Belo Corporation

Incentive Compensation Plan
Termination Guidelines for Stock Options and Restricted Stock Units
(Continued)

Termination Reason Participants Who Are Not Retirement[1] Eligible	Stock Options	Time-Based RSU's	Performance-Based RSUs
Discharge Without Cause[2] (Participants with 5 or fewer years of service)	Unvested options are forfeited immediately. Vested options remain exercisable for the shorter of three months from date of termination or the original term of option	Unvested RSUs are forfeited immediately	Unvested RSUs are forfeited immediately

Termination Reason Retirement[1] Eligible Participants (Age 55+ and 3-Years Service)	Stock Options	Time-Based RSU's	Performance-Based RSUs
Voluntary Resignation	Unvested options vest immediately and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable
Discharge Without Cause[2]	Unvested options vest immediately and remain exercisable for original term of option	Unvested RSUs fully vest and are paid as soon as practicable	RSUs still subject to performance goals (within one-year of grant) are forfeited immediately. RSUs earned after the one-year performance period become fully vested and are paid as soon as practicable

Notwithstanding these termination guidelines, if you are an officer of A. H. Belo or one of its operating companies, your payment will be deferred for 6 months after termination of employment if necessary to comply with Section 409A of the Internal Revenue Code.

In the event of a Change in Control as defined in the Plan, all options and RSUs will vest immediately. Vested RSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code.

1Retirement means that you have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code, other than due to death, long-term disability or discharge for cause, after attaining age 55 and completing three years of service as determined under the A. H. Belo Savings Plan.

2Cause is determined by the Compensation Committee

3Long-Term Disability means disability within the meaning of Section 409A of the Internal Revenue Code

Exhibit E

ARBITRATION AGREEMENT

In order to ensure the speedy, impartial resolution of all disputes between Tim Storer (the “Employee”) and A. H. Belo Corporation, and all affiliated entities (the “Company”), which relate to, or arise from the parties’ employment relationship, the parties agree to enter into this Arbitration Agreement, effective as of March 2, 2017.  Each party recognizes, however, that this Agreement is not, and shall not be construed as, a contract of employment and it does not alter the Employee’s at-will employment status in any way.  Nothing in this Agreement shall prevent the Company from taking any action with respect to the Employee prior to a claim or determination of any claim under this Arbitration Agreement.

The parties expressly agree to the following:

COVERED DISPUTES

1.The parties consent to the final and binding resolution by arbitration of all claims and disputes which may arise between the parties including, but not limited to, disputes arising from the Employee’s employment and the termination of the Employee’s employment.  Such claims and disputes will include any claims or disputes that the Company may have against the Employee, as well as those that the Employee might have against the Company, its parent corporation, owners, affiliates, officers, directors, employees and/or agents.  Claims and disputes covered by this Agreement include, but are not limited to:  (i) contract disputes, if any, including breaches of express or implied covenants; (ii) wage and compensation disputes; (iii) tort claims; (iv) claims of discrimination including, but not limited to, discrimination based on race, religion, color, national origin, gender, sexual orientation, pregnancy, age, harassment of any type, handicap or disability; (v) benefit disputes; (vi) all disputes arising from or based upon any federal, state, or local statute, law, ordinance, or regulation and (vii) any claims that could be tried to a jury in the absence of this Agreement.

EXCLUSIONS

2. Disputes over workers’ compensation benefits or unemployment compensation benefits are specifically excluded from coverage under this Agreement.

3.If a Company benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one or is underwritten by a commercial insurer which decides claims, disputes over such plan are specifically excluded from coverage under this Agreement.

4.In addition, the Company reserves the right, at its sole discretion, to seek injunctive or equitable relief in the event the Employee misappropriates trade secrets, proprietary, or confidential information, or breaches any non-competition covenant entered into between the parties.

Exhibit E

NOTICE OF CLAIMS

5.All disputes or claims must be raised by written notice containing a statement setting forth the nature of the dispute, the amount involved, if any, and the remedy sought.  The notice of intent to arbitrate must be received by the other party within any applicable statute of limitation period as if such claim were filed in court in the absence of this Agreement.  If notice is not timely received, such claim shall be barred.  Notice must be sent by certified or registered mail, return receipt requested.

6.Such written notice by the Employee must be forwarded to the Company’s Secretary at the following address:  508 Young Street, Dallas, Texas 75202.  Written notice to the Employee must be forwarded to Employee’s last known address, as provided by the Employee to the Company.

APPLICABLE LAW

7.This Agreement shall be governed by the law of the state in which the Employee was most recently employed by the Company and/or federal law, as applicable.  Either party shall be entitled to seek an injunction in any court of competent jurisdiction to compel the other party to submit to arbitration, in accordance with the terms and provisions of this Agreement, with respect to any and all claims covered by this Agreement.

ARBITRATION PROCEDURES

8.Except as provided in this Agreement, all arbitrations will be conducted in accordance with the current Commercial Dispute Resolution Rules of the American Arbitration Association (“AAA”), before an arbitrator listed on the National Roster of Commercial Arbitrators and who is licensed to practice law in the state in which arbitration is conducted.  All arbitrations will take place in the city in which the Employee was most recently employed by the Company.  Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 8 with respect to such arbitration shall be determined by the arbitrator.

9.Upon receipt of a timely notice of a dispute or claim, the Company will notify the appropriate AAA office and request a panel of qualified arbitrators, pursuant to the applicable rules of the AAA.

10.The arbitrator selected to hear and decide the dispute shall have authority to hear and decide all pre-hearing disputes, including motions to dismiss or for summary judgment, by any party and, in so doing, shall apply the standards applicable to such motions under the Federal Rules of Civil Procedure.  The arbitrator shall apply the substantive law (including the conflict of law rules) and the law of remedies of the state in which Employee was employed when the claim arose, or federal law, or both, depending upon and as applicable to the claim(s) asserted.  The arbitrator has the same (but not more) authority to order remedies, including monetary damages, as the court or agency which would have had jurisdiction to adjudicate the claim(s) absent this Agreement.  The arbitrator has no authority to order any remedy which a court or agency would not be authorized to order.  The arbitration shall be final and binding upon the parties.

Exhibit E

11.Either party may file a dispositive motion, including a motion for summary judgment, in accordance with the Federal Rules of Civil Procedure no later than thirty days prior to the hearing.  Any such motion shall be ruled upon no later than two weeks prior to any scheduled hearing.

12.The parties will equally share all fees and costs charged in the arbitration by the AAA and any other incidental expenses unless the Company is required by law to bear such expenses, in which case it shall pay them.  Each party shall pay for its own costs and attorneys’ fees, if any.

13.At the close of the arbitration hearing, either party will be entitled to file a post-hearing brief, limited to twenty-five (25) double-spaced pages.  Such briefs will be submitted within fourteen days after the hearing, unless the parties agree to a different period of time.

14.The arbitrator shall issue a written award, setting forth the legal and factual basis for his/her decision, within thirty (30) days after the conclusion of the arbitration hearing.  The parties agree that the arbitrator’s award shall be final and binding on the parties, that the parties shall abide by and perform any award rendered by the arbitrator and that either party may seek a judgment enforcing the arbitrator’s award in any court of competent jurisdiction.

REPRESENTATION

15.Any party may be represented by an attorney or other representative selected by the party.

DISCOVERY

16.Limited civil discovery shall be permitted through the use of requests for production of documents and the taking of depositions.  Each party may notice up to, but no more than, four depositions and may submit up to fifteen (15) Requests for Production.  The use of interrogatories shall not be permitted.  Such limited civil discovery shall be governed by the Federal Rules of Civil Procedure.  All issues raised in connection with discovery shall be decided by the arbitrator.

MODIFICATION, REVOCATION OR TERMINATION

17.This Agreement constitutes the sole and complete agreement of the parties concerning the arbitration of claims or disputes.  This Agreement supersedes any prior or contemporaneous oral or written agreements.

18.This Arbitration Agreement shall survive the termination of the employment relationship.  This Agreement may only be modified, revised, or revoked by the express written agreement of the parties.

Exhibit E

SEVERABILITY

19.If any provision of this Agreement should be found to be void or unenforceable, in whole or in part, the remaining provisions of this Agreement shall remain valid, binding and enforceable.

CONSIDERATION

20.The promises of the parties to arbitrate all disputes and forego litigation in courts of law provide adequate consideration for each party.  Also, Employee acknowledges that participation of the Employee in the Incentive, Performance or Opportunity Plan constitutes additional, sufficient consideration for his promises.

VOLUNTARY AGREEMENT

21.The parties hereby acknowledge that they have read the terms of this Agreement; that they fully understand the substance and meaning of the terms of this Agreement; that each has had an opportunity to review this Agreement with legal counsel; and, each has entered into this Agreement knowingly and voluntarily.

SIGNED this 2nd day of March, 2017.

EMPLOYEE:

/s/ Tim Storer
Tim Storer

COMPANY:

A. H. BELO CORPORATION.

By:	/s/ Julie Hoagland
Senior Vice President/Chief People Officer

Exhibit F

Severance Amount

For purposes of the Agreement, “Severance Amount” means an amount in cash equal to the sum of (A) with respect to each completed calendar year preceding the effective date of termination pursuant to Section 5(b) or Section 5(f) of the Agreement, to the extent not already paid to Executive under the Agreement and the ICP, all Annual Bonuses, PBRSUs and TBRSUs that would be paid to Executive for such completed calendar years, but for the termination of his employment by the Company, as if Executive remained employed by the Company on each date on which such payments would otherwise have been made pursuant to the Agreement and the ICP, based on the performance results for the completed calendar years preceding the calendar year in which such termination occurs; plus (B) with respect to a partial calendar year, if any, in which such termination pursuant to Section 5(b) or Section 5(f) of the Agreement occurs, a pro rata portion of the Annual Bonus, PBRSUs and TBRSUs for which Executive would be eligible to receive, but for such termination, as if Executive remained employed by the Company throughout the entire calendar year in which such termination occurred and he remained employed by the Company on each date on which such payments would otherwise have been made pursuant to the Agreement and the ICP. All forgoing payments shall be based on the performance results measured in accordance with Exhibits A, B and C through and including the effective date of such termination; provided, however, that for purposes of subclause (B) above for the calendar year in which such termination occurs, the achievement of the performance targets for such calendar year as established pursuant to Exhibits A, B and C shall be measured as of the end of the calendar month in which such termination occurs (such period, the “Measurement Period” and the level of performance achieved through the Measurement Period, the “Measured Performance”) applied as follows:

•

The Measured Performance shall be multiplied by a ratio (x) the numerator of which is the number of days in such calendar year Executive was employed by the Company through and including the effective date of such termination (the “Number of Days Employed”) and (y) the denominator of which is the number of days in such calendar year through and including the last day of the calendar month in which such termination occurs (the resulting product, the “Achieved Performance Level”).

•

Each performance target established pursuant to Exhibits A, B and C for such calendar year shall be multiplied by a ratio (x) the numerator of which is the Number of Days Employed and (y) the denominator of which is 365 or 366, as applicable (such ratio, the “Pro Rata Ratio” and the resulting product, the “Pro Rata Performance”).

•

For each performance target, the Achieved Performance Level shall be divided by the applicable Pro Rata Performance to determine the percentage of the performance target achieved for such calendar year.

•

If required achievement level (expressed as the percentage resulting from the immediately preceding bullet point) of a performance target (established pursuant to Exhibits A, B and C, as applicable) has been met for such calendar year as determined pursuant to this Exhibit F, then the Executive will be entitled to receive a cash payment equal to the pro rata amount of the performance award relating to that performance target established pursuant to Exhibits A, B and C, as applicable, such pro rata amount equal to the product of (x) the dollar value of the performance award relating to that achievement level of that performance target (established pursuant to Exhibits A, B and C, as applicable) and (y) the Pro Rata Ratio.

Exhibit F

By way of example, assume the following facts:

•	Executive is terminated without Cause on February 29, 2020, which is before the date on which payments are made under the ICP in 2020.
•

Executive achieved 100% of each of his Annual EBITDA Target and TCV Target for calendar year 2018, entitling him to (1) in the first quarter of 2019, a $300,000 Annual Bonus and the first payment of his 2019 TBRSU grant ($200,000 in the form of $120,000 in value of shares of the Company’s Series A Common Stock and $80,000 in cash); (2) in the first quarter of 2020, the second payment of his 2019 TBRSU grant ($150,000 in the form of $90,000 in value of shares of Series A Common Stock and $60,000 in cash); and (3) in the first quarter of 2021, the third and final payment of his 2019 TBRSU grant ($150,000 in the form of $90,000 in value of shares of Series A Common Stock and $60,000 in cash).

•

For 2019, Executive achieved 95% of each of his Annual EBITDA Target and TCV Target, entitling him to (1) in the first quarter of 2020, a $250,000 Annual Bonus and the first payment of his 2020 TBRSU grant ($100,000 in the form of $60,000 in value of shares of Series A Common Stock and $40,000 in cash); (2) in the first quarter of 2021, the second payment of his 2020 TBRSU grant ($75,000 in the form of $45,000 in value of shares of Series A Common Stock and $30,000 in cash); and (3) in the first quarter of 2022, the third and final payment of his 2020 TBRSU grant ($75,000 in the form of $45,000 in value of shares of Series A Common Stock and $30,000 in cash).

•

Through February 29, 2020, Executive has met each of his Annual EBITDA Target and TCV Target on an annualized basis at a 100% level for 2020, entitling him to a prorated 60/366ths of (1) in the first quarter of 2021, a $300,000 Annual Bonus and the first payment of his 2021 TBRSU grant ($200,000 in the form of $120,000 in value of shares of Series A Common Stock and $80,000 in cash); (2) in the first quarter of 2022, the second payment of his 2021 TBRSU grant ($150,000 in the form of $90,000 in value of shares of Series A Common Stock and $60,000 in cash); and (3) in the first quarter of 2023, the third and final payment of his 2021 TBRSU grant ($150,000 in the form of $90,000 in value of shares of Series A Common Stock and $60,000 in cash).

•

Executive already received, in the first quarter of 2019, the $300,000 Annual Bonus and the first payment of his 2019 TBRSU grant ($200,000 in the form of $120,000 in value of shares of the Company’s Series A Common Stock and $80,000 in cash) attributable to calendar year 2018.

Based on the foregoing facts, his Severance Amount would be $931,147.54, payable in cash, representing the sum of:

•	With respect to the performance results for 2018:
o	$300,000 representing an amount equal to the second and third payments of his 2019 TBRSU grant
•	With respect to the performance results for 2019:
o	$250,000 representing an amount equal to his Annual Bonus
o	$250,000 representing an amount equal to the first, second and third payments of his 2020 TBRSU grant
•	With respect to the performance results for 2020:
o	$49,180.33 representing an amount equal to his prorated (based on 60/366ths of calendar year 2020) Annual Bonus
o	$81,967.21 representing an amount equal to the first, second and third payments of his prorated (based on 60/366ths of calendar year 2020) 2021 TBRSU